Exhibit 99.1

FAIRMOUNT SANTROL ANNOUNCES RECORD THIRD-QUARTER 2014 RESULTS

•	QUARTERLY REVENUE OF $373.5 MILLION UP 41% OVER PRIOR YEAR

•	NET INCOME OF $54.1 MILLION, OR $0.32 PER DILUTED SHARE, MORE THAN DOUBLE PRIOR YEAR; ADJUSTED EARNINGS PER DILUTED SHARE OF $0.35, UP 52% OVER PRIOR YEAR

•	ADJUSTED EBITDA OF $116.9 MILLION UP 42% OVER SAME PERIOD LAST YEAR

•	RAW SAND VOLUMES UP 37%, COATED PROPPANT VOLUMES UP 51% OVER PRIOR YEAR

•	COMPANY EXPECTS 2014 FULL-YEAR ADJUSTED EBITDA IN THE RANGE OF $390 MILLION TO $395 MILLION

CHESTERLAND, Ohio, November 11, 2014 – Fairmount Santrol (NYSE: FMSA) today announced results for the third quarter ended September 30, 2014.

For the third quarter, net income was $54.1 million, or $0.32 per diluted share, compared with net income of $24.7 million, or $0.15 per diluted share, for the same period a year ago. Adjusted earnings per diluted share were $0.35, an increase of 52% over adjusted earnings per diluted share of $0.23 for the third quarter of last year. The increase in earnings was primarily due to a 37% increase in raw sand proppant volumes and a 51% increase in coated proppant volumes. The comparison of net income and earnings per share for the third quarters of 2014 and 2013 was impacted by a number of non-operating charges in both periods, which are provided in the accompanying table. Adjusted EBITDA for the third quarter of 2014 was $116.9 million, up 42% over third-quarter 2013 Adjusted EBITDA of $82.1 million.

“We are very pleased to report record results in our first earnings announcement since becoming a publicly-traded company on October 3,” said Jenniffer Deckard, president and chief executive officer. “In the third quarter, our proppant solutions business drove performance, achieving record levels in both volumes and profits. We remain focused on growing our business and creating value for our shareholders by increasing sand capacity and efficiencies, developing industry-leading resin and coating technologies, enhancing our logistics network, and building upon our commitment to sustainable development.”

Third-Quarter 2014 Results

Third-quarter revenue totaled $373.5 million, up 41% from $265.7 million for the same period last year. The increase in quarterly revenue was primarily due to increased sales volumes in the Company’s Proppant Solutions segment. Overall sales volumes increased to 2.6 million tons for the quarter, a 28% increase compared with 2.0 million tons in the third quarter of 2013. The overall volume growth was driven by the Proppant Solutions segment as industry dynamics accelerated demand in the marketplace for both raw sand and resin-coated proppants.

Adjusted EBITDA was $116.9 million, an increase of 42% compared with $82.1 million during this period last year and an increase of almost 20% sequentially over the second quarter of 2014.

Business Segments

Fairmount Santrol operates two business segments based on the primary end markets the Company serves – Proppant Solutions and Industrial and Recreational Products (I&R). These complementary businesses sell to a wide range of customers across multiple end markets. This allows the Company to maximize both operating efficiencies and the recovery of its reserve base within its mining operations. Together, these segments offer a broad and innovative product suite that addresses more than 90% of the proppant market and multiple industrial end markets.

Proppant Solutions Segment

The Proppant Solutions business includes the mining, processing and distributing of high-performance sand and sand-based value-added (coated) proppants to the oil and gas exploration and production industry to enhance well productivity in hydraulic fracturing operations. Proppants are sized particles that are designed to hold fractures open after a hydraulic fracturing treatment. Resin-coated proppants provide proppant flowback resistance and greater strength to enhance conductivity at greater depths and closure stresses. The Proppant Solutions segment accounted for approximately 90% of the Company’s revenue in the third quarter of 2014.

Total volumes in the quarter for this segment were 1.9 million tons, up 40% from 1.4 million tons a year ago and up 10% sequentially from 1.8 million tons in the second quarter of 2014. Raw sand proppant volumes in the third quarter were 1.5 million tons compared with 1.1 million tons last year and a sequential increase of 11% from 1.4 million tons in the second quarter of 2014. Coated proppant volumes during the quarter were 0.40 million tons, an increase of 51% over volumes of 0.27 million tons in the third quarter of 2013 and a sequential increase of 7% from 0.37 million tons in the second quarter of 2014.

Volume increases in the Proppant Solutions segment are being driven by strong market conditions for both raw sand and resin-coated proppants. Increased well counts and proppant intensity are driving unprecedented demand for both high-quality raw sand and resin-coated proppants. Additionally, well conditions and depths are driving further demand for the performance-enhancing properties of the Company’s resin-coated proppants. Further, the Company’s investments in additional processing capacity and logistics capabilities have well positioned Fairmount Santrol to capitalize on the growth in demand.

Proppant Solutions revenues for the quarter totaled $340.7 million, up 47% compared with $232.2 million for the same period in 2013, and a sequential increase of 13% from the second quarter of 2014. The significant increase in revenues reflects the increased volumes for both raw sand and resin-coated proppants noted above as well as the cumulative effect of price increases realized on raw sand in 2014. The Company also saw increased volumes in resin-coated proppants driven by the Company’s strategic placement of new terminals in the Permian basin and by continued demand for the characteristics provided by the Company’s curable specialty products.

Segment contribution margin was $125.1 million versus $82.4 million in the third quarter of 2013, an increase of 52%.

Industrial and Recreational Products Segment

The I&R segment provides high-quality sand and coated products, strong technical leadership and applications knowledge to the foundry, building products, sports and recreation, glassmaking and filtration industries.

Volume sold during the quarter totaled approximately 638,300 tons compared with approximately 632,000 tons sold in the third quarter of 2013.

I&R revenue for the quarter totaled $32.8 million compared with $33.5 million in the same period in 2013.

Segment contribution margin was $10.0 million versus $10.1 million in the third quarter of 2013.

Additional Operational Highlights

•	Three terminals added – During the third quarter, the Company opened three new terminals. The Ada and Altus Oklahoma terminals are both in the mid-continent region bringing us to eight proppant terminals in that region. In addition, Fairmount Santrol opened a new terminal in Ohio, which is barge capable and serves the northeast region. All of these new terminals help improve logistics for the Company’s customers by positioning product supply closer to the wellhead. These new additions bring the Company’s total number of terminals serving all US basins to 49.

•	Illinois capacity expansion – In mid-October, Fairmount Santrol announced it had received a favorable permit ruling from the Illinois Environmental Protection Agency that gives the Company the option to expand the sand mining, processing and coating capacity of its Wedron, Illinois, operations. The permit ruling provides the Company with flexibility to expand the facility’s sand capacity over the next 18 months from its current 4.4 million tons per year by up to an additional 3.5 million tons and allows for increased coating capacity for its value-added products. The Company will add 0.5 million tons of that newly permitted sand mining and processing capacity by January 2015 at the Wedron, Illinois facility.

•	Missouri facility operations – The Company also expects to begin full-scale operations at its Brewer, Missouri sand facility by January 2015, providing an additional 1.0 million tons per year of Northern White sand processing capacity.

Capital Update

As of September 30, 2014, the Company had $45.1 million in cash and cash equivalents and $113.5 million available under its credit facilities. Total long-term debt at September 30, 2014 was $1.25 billion. The Company’s leverage ratio was 3.47 at September 30, 2014 compared with 4.28 a year ago. Capital expenditures in the third quarter totaled $25.9 million and were associated with the completion of the Company’s unit train capacity expansions and investments in additional sand processing and Propel SSP production capacities.

Business Outlook

For the full-year 2014, the Company expects to report Adjusted EBITDA in the range of $390 million to $395 million, an increase of 33% to 35% over 2013 Adjusted EBITDA of $293 million. “Based on robust current demand levels and feedback from customers, we are confident in meeting our full-year projections for a record 2014,” Deckard said. “We will continue to monitor the market closely as we complete our planning process for 2015, and we will share our expectations for next year in our fourth-quarter earnings release and conference call in early February.”

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today at 10 a.m. Eastern Time to discuss the Company’s 2014 third-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call which will be accessible on the Investor Relations section of the Company’s website at www.fairmountsantrol.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (877) 201-0168 or for international callers, (647) 788-4901. The passcode for the call is 21477314. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 21477314. The replay of the call will be available through November 18, 2014.

About Fairmount Santrol

Fairmount Santrol, is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and thousands of rail cars that allow the company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to sustainable development, environmental stewardship, and operational safety. Correspondingly, the company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit www.fairmountsantrol.com

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including fluctuations in demand for, and pricing of, industrial and recreational sand; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement capacity expansion plans within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the Securities and Exchange Commission in connection with our initial public offering. The risk factors and other factors noted in our prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol Condensed Statement of Income and Earnings per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenue	$373,479	$265,667	$1,002,702	$713,908
Cost of sales (excluding depreciation, depletion, amortization, and stock compensation shown separately)	228,583	165,666	630,885	432,072
Operating expenses
Selling, general, and administrative expenses	29,954	22,885	79,122	59,165
Depreciation, depletion, and amortization expense	15,270	8,957	42,792	24,510
Stock compensation expense	4,361	2,022	8,674	5,731
Other operating expense	940	68	612	740

Income from operations	94,371	66,069	240,617	191,690
Interest expense, net	16,567	16,224	51,045	42,765
Loss on extinguishment of debt	—	11,760	—	11,760
Other non-operating expense	2,206	2,037	2,747	2,607

Income before provision for income taxes	75,598	36,048	186,825	134,558
Provision for income taxes	21,436	11,032	53,848	40,726

Net income	54,162	25,016	132,977	93,832
Less: Net income attributable to non-controlling interest	85	269	440	521

Net income attributable to FMSA Holdings, Inc.	$54,077	$24,747	$132,537	$93,311

Earnings per share
Basic	$0.34	$0.16	$0.84	$0.60
Diluted	$0.32	$0.15	$0.80	$0.57

Fairmount Santrol Condensed Balance Sheet

	September 30, 2014	December 31, 2013
	(in thousands)
Assets
Current Assets
Cash and cash equivalents	$45,098	$17,815
Accounts receivable, net	234,098	146,851
Inventories	130,530	118,349
Deferred incomes taxes	12,741	11,748
Prepaid expenses and other assets	8,872	10,575

Total current assets	431,339	305,338
Property, plant, and equipment, net	798,453	748,838
Goodwill	87,279	87,452
Intangibles, net	102,272	106,236
Other assets	28,185	35,567

Total assets	$1,447,528	$1,283,431

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$15,597	$15,687
Accounts payable	98,935	89,998
Accrued expenses	45,500	28,706

Total current liabilities	160,032	134,391
Long-term debt	1,235,885	1,246,459
Deferred income taxes	50,539	46,851
Other long-term liabilities	22,737	21,088

Total liabilities	1,469,193	1,448,789
Equity
Class A common stock	2,352	2,339
Class B common stock	6	2
Additional paid-in capital	749,841	733,088
Retained earnings	459,266	326,729
Accumulated other comprehensive income/(loss)	(8,432)	(3,536)
Treasury stock at cost	(1,227,663)	(1,227,001)
Non-controlling interest	2,965	3,021

Total equity/(deficit)	(21,665)	(165,358)

Total liabilities and equity	$1,447,528	$1,283,431

Segment Report

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	1,542,665	1,123,134	4,197,775	2,756,165
Coated proppant	402,002	266,013	1,099,376	767,276

Total Proppant Solutions	1,944,667	1,389,147	5,297,151	3,523,441
Industrial & Recreational Products	638,270	632,044	1,831,725	1,893,100

Total volumes	2,582,937	2,021,191	7,128,876	5,416,541

Revenue
Proppant Solutions	$340,667	$232,176	$907,852	$610,462
Industrial & Recreational Products	32,812	33,491	94,850	103,446

Total revenue	373,479	265,667	1,002,702	713,908
Segment contribution margin
Proppant Solutions	125,063	82,444	317,991	232,711
Industrial & Recreational Products	10,049	10,086	26,884	27,088

Total segment contribution margin	135,112	92,530	344,875	259,799
Operating expenses excluded from segment contribution margin
Selling, general, and administrative expenses	20,170	15,414	52,180	37,128
Depreciation, depletion, and amortization expense	15,270	8,957	42,792	24,510
Stock compensation expense	4,361	2,022	8,674	5,731
Other operating expense	940	68	612	740
Interest expense, net	16,567	16,224	51,045	42,765
Loss on extinguishment of debt	—	11,760	—	11,760
Other non-operating expense	2,206	2,037	2,747	2,607

Income before provision for income taxes	$75,598	$36,048	$186,825	$134,558

Non-GAAP Financial Measures

Reconciliation of adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net income attributable to FMSA Holdings, Inc.	$54,077	$24,747	$132,537	$93,311
Interest expense, net	16,567	16,224	51,045	42,765
Provision for income taxes	21,436	11,032	53,848	40,726
Depreciation, depletion, and amortization	15,270	8,957	42,792	24,510

EBITDA	107,350	60,960	280,222	201,312
Non-cash stock compensation expense(1)	4,361	2,022	8,674	5,731
Management fees & expenses paid to sponsor(2)	285	2,037	826	2,607
Loss on extinguishment of debt(3)	—	11,760	—	11,760
(Gain)/loss on disposal of assets(4)	1,921	—	1,921	—
Transaction expenses(5)	—	5,354	638	7,053
Initial Public Offering fees & expenses	3,017	—	4,638	—

Adjusted EBITDA	$116,934	$82,133	$296,919	$228,463

(1)	Represents stock- based awards issued to our employees, including one time adjustment in Q3 2014 for modification to certain outstanding options.
(2)	Includes fees and expenses paid to American Securities for consulting and management services pursuant to a management consulting agreement.
(3)	Upon entering into new credit facilities, we were required to write-off a portion of the remaining unamortized deferred financing fees.
(4)	Includes the loss related to the sale and disposal of certain assets in property, plant and equipment.
(5)	Expenses associated with evaluation of potential acquisitions of businesses, some of which were completed.

Reconciliation of adjusted earnings

Net Income attributable to FMSA Holdings Inc.	$54,077	$24,747	$132,537	$93,311
After-tax effect of adjustments noted above*	3,708	13,597	5,696	15,208
Adjusted net income attributable to FMSA Holdings Inc.	$57,785	$38,344	$138,233	$108,519

*	except non-cash stock compensation expense

Earnings per share
Basic	$0.34	$0.16	$0.84	$0.60
Diluted	$0.32	$0.15	$0.80	$0.57
Adjusted Earnings per share
Basic	$0.37	$0.25	$0.88	$0.70
Diluted	$0.35	$0.23	$0.83	$0.66